UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 8, 2007

TELECOMM SALES NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123655	20-1602779
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

116 Morlake Drive, Suite 201

Mooresville, NC 28117

(Address of Principal Executive Offices/Zip Code)

(704) 658-3350

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(B))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 8, 2007 Telecomm Sales Network, Inc. (the “Company”) held a special meeting of stockholders, at 10:00 am at the Company’s offices located at 116 Morlake Drive, Suite 201, Mooresville, NC 28117.

Two proposals were submitted to the stockholders.  The first was the proposal to amend the Company’s certificate of incorporation to change the Company’s name from Telecomm Sales Network, Inc. to Anpath Group, Inc.  The second was the proposal to approve the Company’s 2006 Stock Incentive Plan.

A total of 10,030,097 shares of common stock, representing approximately 62.7% of the Company’s then outstanding 16,000,000 shares of common stock were present in person or by proxy.  A clear quorum was present.

The stockholders, in person or by proxy, voted their shares as follows:

Proposal to amend the Company’s Certificate of Incorporation

For	Against	Abstain	Approximate Percentage of “For” Votes of All Issued and Outstanding Shares
9,915,817	32,250	82,030	62.0%

Proposal to approve the Company’s 2006 Stock Incentive Plan

For	Against	Abstain	Approximate Percentage of “For” Votes of All Issued and Outstanding Shares
8,440,221	281,706	149,121	52.8%

As a result of the foregoing, the proposal to amend the Company’s certificate of incorporation to change the Company’s name to Anpath Group, Inc. and the proposal to approve the Company’s 2006 Stock Incentive Plan were each approved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELECOMM SALES NETWORK, INC.

Date: January 10, 2007	By:	/s/J. Lloyd Breedlove
J. Lloyd Breedlove,
President and Chief Executive Officer